Exhibit 24.1





               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the incorporation by reference in this Annual Report on Form 10-K of Ultra Pac, Inc. of our report dated April 13, 1996 (except for notes E and H, as to which the date is April 26, 1996) included in the 1996 Annual Report to Shareholders of Ultra Pac, Inc.




St. Paul, Minnesota
April 26, 1996